News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Reports Fourth Quarter and FY13 Full-Year Operating Results

Full-Year Sales Were $4.4 Billion

Full-Year Fully Diluted EPS Was $8.34

Cash Provided by Operating Activities Was $274 Million

The Company Completed $60 Million of Share Repurchases in FY13

ATK Establishes FY14 Financial Guidance

Arlington, Va.,  May 2, 2013 — ATK (NYSE: ATK) today reported operating results for the fourth quarter and Fiscal Year 2013, which ended on March 31, 2013.

FOURTH QUARTER

Fourth quarter orders were $2.5 billion, mostly driven by strong orders in ATK's Sporting Group. Fourth quarter sales of $1.2 billion were down 12 percent from the prior-year quarter, primarily driven by lower sales in the Defense Group.

Fourth quarter margins of 10.5 percent were up compared with the prior-year quarter of 8.6 percent. Excluding sales and associated profit from contracts at the Radford Army Ammunition Plant (RFAAP) and a prior-year accrual regarding a previously disclosed settlement related to the LUU flares litigation (LUU flares accrual), FY13 fourth quarter margins as adjusted were 10.5 percent compared to 8.0 percent in FY12 (see reconciliation table for details). The increase was driven primarily by higher sales and profit in the Sporting Group, partially offset by lower sales and the absence of profit from the completion of international contracts in the Defense Group, and the absence of restructuring charges taken in the prior year. Fully diluted earnings per share (EPS) in the quarter were $2.23 compared to $1.86 in the prior-year period. As adjusted fully diluted EPS was $2.22 compared to $1.69 (see reconciliation table for details). Fourth quarter EPS benefited from reduced interest expense and a lower tax rate due to the retroactive extension of the Federal R&D tax credit in the current quarter. Please see segment and corporate results below.

"The company recorded strong year-over-year performance for the fourth quarter," said Mark DeYoung, ATK President and Chief Executive Officer. "During the period, the Sporting Group achieved strong orders, record sales volume and improved operating margins. Our Aerospace and Defense Groups reached significant milestones in our rocket motor, precision weapon, missile warning and special mission aircraft programs. These accomplishments confirm our ability to deliver highly engineered, mission-critical capabilities to our customers, whose requirements are changing and where affordability is paramount."

While the Company is pleased with the strong orders volume in both the fourth quarter and FY13, ATK believes the increase in Sporting Group orders, which account for approximately half of the orders, may not be indicative of future sales, as there may have been a number of ammunition orders placed that may have exceeded actual customer requirements.

FISCAL YEAR 2013

Orders for the year were $6.3 billion, bringing the full-year book-to-bill ratio to 1.4. Approximately half of the orders came from within the Sporting Group. The company achieved full-year sales of $4.4 billion, down 5 percent from the prior year, largely driven by the sales decline in the Defense Group. Full-year operating margins were 10.8 percent, up slightly compared to the prior year. Excluding sales and profit from RFAAP, a tax settlement, the prior-year favorable contract resolution, and the absence of the LUU flares accrual, as adjusted margins were 9.8 percent, driven by lower sales and the absence of profit from the completion of international contracts in the Defense Group (see reconciliation table for details). For the full year, net income was up 3 percent to $272 million, compared to $263 million in the prior year. Full-year EPS was $8.34, compared to $7.93 in the prior year. Adjusted EPS decreased from $7.69 to $7.10 driven by lower sales and the absence of profit from the completion of international contracts in the Defense Group (see reconciliation table for details).

"The company secured strategic contracts — such as the operation and maintenance of the Lake City Army Ammunition Plant, AARGM and the A400M — and achieved significant milestones on NASA's Space Launch System and the Airbus A350," said DeYoung. "We also delivered improved earnings and working capital, strengthened the corporation through our commitment to execution excellence and announced a change to the pension formula that will allow the company to have more competitive, predictable and sustainable benefit costs in the future. While the company, like others in our industry, faces federal budget uncertainties and questions regarding sequestration, our three-group operating structure enabled ATK to realize its intended cost reductions, efficiency gains and overall agility within our markets. The pension plan changes and retirement of debt strengthen our balance sheet. All of these achievements, along with increasing the dividend and share repurchases, have delivered ATK shareholder value."

SUMMARY OF REPORTED RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group. The following table presents the company’s results for fiscal year 2013 and the fourth quarter ended March 31, 2013 (in thousands).

Sales:

	Quarter Ended				Year Ended
	March 31, 2013	March 31, 2012	$ Change	% Change	March 31, 2013	March 31, 2012	$ Change	% Change
Aerospace Group	$342,368	$359,655	$(17,287)	(4.8)%	$1,248,446	$1,347,802	$(99,356)	(7.4)%
Defense Group	491,562	669,744	(178,182)	(26.6)%	1,957,650	2,262,777	(305,127)	(13.5)%
Sporting Group	319,945	281,843	38,102	13.5%	1,156,049	1,002,820	153,229	15.3%
Total sales	$1,153,875	$1,311,242	$(157,367)	(12.0)%	$4,362,145	$4,613,399	$(251,254)	(5.4)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarter Ended				Year Ended
	March 31, 2013	March 31, 2012	$ Change	% Change	March 31, 2013	March 31, 2012	$ Change	% Change
Aerospace Group	$34,886	$28,758	$6,128	21.3%	$144,392	$143,817	$575	0.4%
Defense Group	61,202	77,733	(16,531)	(21.3)%	270,498	319,428	(48,930)	(15.3)%
Sporting Group	42,183	15,797	26,386	167.0%	118,325	91,234	27,091	29.7%
Corporate	(16,734)	(10,074)	(6,660)	66.1%	(63,572)	(58,893)	(4,679)	7.9%
Total operating profit	$121,537	$112,214	$9,323	8.3%	$469,643	$495,586	$(25,943)	(5.2)%

AEROSPACE GROUP

Fourth quarter sales were down 5 percent at $342 million compared to $360 million in the prior-year quarter, primarily reflecting lower sales in NASA human spaceflight programs.

Operating profit in the quarter increased 21 percent to $35 million compared to $29 million in the prior-year quarter, primarily due to a gain from the sale of a non-essential parcel of land to the State of Utah.

Full-year sales in the Aerospace group were down 7 percent to $1.2 billion, compared to $1.3 billion in the prior year. The decrease reflects lower sales in NASA human spaceflight programs and the timing of commercial aerospace structures programs.

For the full year, operating profit was flat at $144 million driven by higher award fees and reduced LUU flare warranty and settlement expense in the Space Systems Operations division, offset by the lower sales volume noted above.

DEFENSE GROUP

Sales in the fourth quarter decreased 27 percent to $492 million compared to $670 million in the prior-year quarter. Absent sales related to RFAAP, adjusted sales were $490 million compared to $621 million in the prior-year quarter (see reconciliation table for details). The decrease was driven by lower domestic and international sales in the Small Caliber Systems division and the prior-year completion of international contracts in the Armament Systems division.

Operating profit for the quarter was 21 percent lower at $61 million compared to $78 million in the prior-year quarter. Absent RFAAP operating results, adjusted profit was down 4 percent (see reconciliation table for details), driven by lower sales as noted above and prior-year completion of international contracts, partially offset by higher profit rate in the Small Caliber Systems division.

For the full year, sales in the Defense Group declined 14 percent to $2.0 billion, compared to $2.3 billion in the prior year. Absent operating results related to RFAAP and the prior-year favorable contract resolution, sales were $1.9 billion compared to $2.1 billion in the prior-year (see reconciliation table for details). The decrease reflects lower sales in the Small Caliber Systems and Armament Systems divisions.

Operating profit for the year decreased 15 percent to $270 million from $319 million in the prior year. Adjusted profit was down 15 percent (see reconciliation table for details). The decrease was driven by the prior-year completion of international contracts in the Armament Systems division, lower sales as noted above and cost growth on a program in the Missile Products division, partially offset by a higher profit rate in the Small Caliber Systems division.

SPORTING GROUP

Fourth quarter sales increased by 14 percent to $320 million compared to $282 million in the prior-year quarter. The increase in sales was driven primarily by higher unit volume and a previously announced June 2012 price increase for ammunition.

Operating profit in the fourth quarter increased by 167 percent to $42 million compared to $16 million in the prior-year quarter, driven by the price increase as noted above, product mix, and additional sales volume.

For the full year, the Sporting Group achieved record sales of $1.2 billion, compared to $1.0 billion in the prior year, an increase of 15 percent. The increase reflects stronger demand and a previously announced June 2012 price increase for ammunition.

Full-year operating profit increased 30 percent to $118 million, compared to $91 million in the prior year, primarily reflecting increased sales as noted above, the previously announced price increase, product mix, and lower commodities costs partially offset by higher incentive compensation expense in the current year driven by improved performance from the prior year.

CORPORATE AND OTHER

In the fourth quarter, corporate and other expenses totaled $17 million compared to $10 million in the prior-year quarter, reflecting higher pension expense, intercompany profit eliminations, and other miscellaneous corporate expenses, partially offset by the absence of the restructuring charges in the prior year. The tax rate for the quarter was 32.4 percent compared to 33.8 percent in the prior year. The lower tax rate is primarily due to the absence of the impact of the non-deductible portion of the LUU flares accrual from the prior year and the retroactive extension of the Federal R&D tax credit in the current year, partially offset by a lower Domestic Manufacturing Deduction. Interest expense was $14 million compared to $19 million in the prior-year quarter, primarily reflecting the benefit of reduced debt.

For the full year, corporate and other expenses increased to $64 million, compared to $59 million in the prior year, primarily driven by higher pension expense and intercompany profit eliminations, partially offset by the absence of the LUU flares accrual and restructuring charges in the prior year. The company generated free cash flow of $177 million compared to $250 million in the prior year (see reconciliation table for details), reflecting collection of a significant receivable and lower capital expenditures, partially offset by higher pension contributions and tax payments.

Capital expenditures for the year were $97 million. The effective tax rate for the year was 30.6 percent, compared to 35.3 percent in FY12. The decrease reflects the favorable settlement of the IRS audit of the company's tax returns in the current year and the absence of the non-deductible portion of the LUU flares accrual recorded in the prior year.

During the fourth quarter, ATK announced it is changing the pension formula for affected employees who currently earn a benefit under ATK's defined benefit pension plans. Effective July 1, 2013, affected employees will earn benefits under a new cash balance pension formula and will also be eligible for an enhanced company match under the ATK 401(k) Plan. All of the changes are prospective and all benefits earned through June 30, 2013, will remain unchanged.

In FY13, the company completed $60 million of share repurchases.

OUTLOOK

ATK is establishing initial FY14 financial guidance. The company expects FY14 sales in a range of $4.05 billion to $4.15 billion, and EPS in a range of $7.50 to $7.90. The company expects capital expenditures of approximately $125 million and free cash flow in a range of $150 million to $175 million (see reconciliation table for details). Average share count is expected to be approximately 31.5 million. ATK remains committed to the share repurchase program and has purchased $9 million of shares since the end of FY13. With these purchases, there is up to approximately $130 million available for repurchase under the share repurchase program. The effective tax rate for the year is expected to be approximately 34.5 percent. Pension expenses are expected to be approximately $130 million compared to $168 million in the prior year. This decrease is due to the pension plan design changes as noted above, partially offset by a change in the discount rate. ATK also expects additional defined contribution expense to increase by approximately $10 million.

ATK's FY14 guidance assumes that an appropriations bill or continuing resolution for Government Fiscal Year 2014 will continue to support and fund ATK's programs. FY14 guidance also assumes no disruption or shutdown of government operations resulting from a federal government debt ceiling breach and no cancellation or termination of any of our significant programs.

"ATK is committed to delivering shareholder value through improved operating performance, an increase in year-over-year adjusted earnings, enhanced free cash flow, and strategic cash deployment," said ATK Executive Vice President and Chief Financial Officer Neal Cohen. "The Company has strong orders, a healthy balance sheet and potential for modest growth in new markets. Although we remain positive regarding our FY14 outlook, ATK is operating in a constrained government budget environment."

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and EPS excluding the results of RFAAP, the tax settlement, the prior-year favorable contract resolution, and the prior-year LUU flares accrual are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ending

March 31, 2013:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,153,875	$121,537	10.5%	$34,913	$72,898	$2.23
Radford	(2,058)	(507)		(198)	(309)	(0.01)
As adjusted	$1,151,817	$121,030	10.5%	$34,715	$72,429	$2.22

March 31, 2012:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,311,242	$112,214	8.6%	$31,454	$61,642	$1.86
Radford	(48,349)	(14,310)		(5,581)	(8,729)	(0.26)
LUU Flare Accrual		3,000		5	2,995	0.09
As adjusted	$1,262,893	$100,904	8.0%	$25,878	$55,684	$1.69

Total ATK for the Year Ending

March 31, 2013:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$4,362,145	$469,643	10.8%	$120,243	$272,241	$8.34
Radford	(73,967)	(48,200)		(18,798)	(29,402)	(0.90)
Tax Settlement				11,123	(11,123)	(0.34)
As adjusted	$4,288,178	$421,443	9.8%	$112,568	$231,280	$7.10

March 31, 2012:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$4,613,399	$495,586	10.7%	$143,762	$263,204	$7.93
Radford	(188,674)	(41,325)		(16,117)	(25,208)	(0.76)
LUU Flare Accrual		36,305		8,070	28,235	0.85
Contract Resolution	(17,975)	(17,975)		(7,010)	(10,965)	(0.33)
As adjusted	$4,406,750	$472,591	10.7%	$128,705	$254,674	$7.69

Defense Group for the Quarter Ending

March 31, 2013:

	Sales	EBIT	Margin
As reported	$491,562	$61,202	12.5%
Radford	(2,058)	(507)
As adjusted	$489,504	$60,695	12.4%

March 31, 2012:

	Sales	EBIT	Margin
As reported	$669,744	$77,733	11.6%
Radford	(48,349)	(14,310)
As adjusted	$621,395	$63,423	10.2%

Defense Group for the Year Ending

March 31, 2013:

	Sales	EBIT	Margin
As reported	$1,957,650	$270,498	13.8%
Radford	(73,967)	(48,200)
As adjusted	$1,883,683	$222,298	11.8%

March 31, 2012:

	Sales	EBIT	Margin
As reported	$2,262,777	$319,428	14.1%
Radford	(188,674)	(41,325)
Contract Resolution	(17,975)	(17,975)
As adjusted	$2,056,128	$260,128	12.7%

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Year ended March 31, 2012	Year ended March 31, 2013	Projected Year Ending March 31, 2014
Cash provided by operating activities	$372,307	$273,592	$275,000–$300,000
Capital expenditures	(122,292)	(96,889)	~(125,000)
Free cash flow	$250,015	$176,703	$150,000–$175,000

ATK is an aerospace, defense, and commercial products company with operations in 21 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial and military ammunition; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with diversification into new markets, including international markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Sales	$1,153,875	$1,311,242	$4,362,145	$4,613,399
Cost of sales	910,523	1,068,630	3,421,276	3,618,503
Gross profit	243,352	242,612	940,869	994,896
Operating expenses:
Research and development	20,810	24,692	64,678	66,403
Selling	40,689	48,563	162,359	169,984
General and administrative	60,316	57,143	244,189	262,923
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	121,537	112,214	469,643	495,586
Interest expense	(13,938)	(19,363)	(65,924)	(89,296)
Interest income	212	245	538	676
Loss on extinguishment of debt	—	—	(11,773)	—
Income before income taxes and noncontrolling interest	107,811	93,096	392,484	406,966
Income tax provision	34,913	31,454	120,243	143,762
Net income	72,898	61,642	272,241	263,204
Less net income attributable to noncontrolling interest	160	224	436	592
Net income attributable to Alliant Techsystems Inc.	$72,738	$61,418	$271,805	$262,612
Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.25	$1.87	$8.38	$7.99
Diluted	$2.23	$1.86	$8.34	$7.93
Cash dividends paid per share	$0.26	$0.20	$1.04	$0.80
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:			0	32874
Basic	32,335	32,769	32,447	32,874
Diluted	32,633	32,970	32,608	33,112
Net income (from above)	72,898	61,642	272,241	263,204
Other comprehensive income (loss) net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $841, $838, $3,366, and $3,370	(1,352)	(1,353)	(5,406)	(5,392)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(12,295), $(9,337), $(49,192), and $(38,042)	19,503	15,389	78,062	60,864
Valuation adjustment for pension and postretirement benefit plans, net of tax (expense) benefit of $(8,842), $94,968, $(9,575), and $94,968	14,188	(152,066)	15,456	(152,066)
Change in fair value of derivatives, net of tax (expense) benefit of $2,052, $(3,435), $3,586, and $17,060, respectively	(3,209)	5,373	(5,608)	(26,683)
Change in fair value of available-for-sale securities, net of tax benefit of $12, $122, $135, and $156, respectively	(20)	(190)	(210)	(244)
Total other comprehensive income(loss)	$29,110	$(132,847)	$82,294	$(123,521)

Comprehensive income	102,008	(71,205)	354,535	139,683
Less comprehensive income attributable to noncontrolling interest	160	224	436	592
Comprehensive income attributable to Alliant Techsystems Inc.	$101,848	$(71,429)	$354,099	$139,091

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2013	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$417,289	$568,813
Net receivables	1,312,573	1,341,998
Net inventories	315,064	258,495
Income tax receivable	22,066	—
Deferred income tax assets	106,566	101,720
Other current assets	45,174	51,512
Total current assets	2,218,732	2,322,538
Net property, plant, and equipment	602,320	604,498
Goodwill	1,251,536	1,251,536
Noncurrent deferred income tax assets	95,007	134,719
Deferred charges and other non-current assets	215,415	228,455
Total assets	$4,383,010	$4,541,746
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$50,000	$30,000
Accounts payable	337,713	333,980
Contract advances and allowances	119,491	119,824
Accrued compensation	137,630	121,901
Accrued income taxes	—	6,433
Other accrued liabilities	262,021	307,642
Total current liabilities	906,855	919,780
Long-term debt	1,023,877	1,272,002
Postretirement and postemployment benefits liabilities	94,087	111,392
Accrued pension liability	719,172	878,819
Other long-term liabilities	126,458	123,002
Total liabilities	$2,870,449	$3,304,995
Commitments and contingencies
Common stock—$.01 par value:
Authorized—180,000,000 shares
Issued and outstanding—32,318,295 shares at March 31, 2013 and 33,142,408 shares at March 31, 2012	323	332
Additional paid-in-capital	534,137	537,921
Retained earnings	2,483,483	2,241,711
Accumulated other comprehensive loss	(828,304)	(910,598)
Common stock in treasury, at cost—9,237,154 shares held at March 31, 2013 and 8,413,041 shares held at March 31, 2012	(687,470)	(642,571)
Total Alliant Techsystems Inc. stockholders' equity	1,502,169	1,226,795
Noncontrolling interest	10,392	9,956
Total equity	1,512,561	1,236,751
Total liabilities and equity	$4,383,010	$4,541,746

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2013	2012
Operating activities
Net income	$272,241	$263,204
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	94,903	98,037
Amortization of intangible assets	11,159	10,848
Amortization of debt discount	6,875	12,293
Amortization of deferred financing costs	3,847	4,764
Deferred income taxes	(16,592)	7,518
Loss on the extinguishment of debt	11,773	—
Gain on disposal of property	(1,613)	(2,928)
Share-based plans expense	12,025	6,724
Excess tax benefits from share-based plans	(2)	(23)
Changes in assets and liabilities:
Net receivables	34,602	(207,451)
Net inventories	(56,569)	(16,466)
Accounts payable	4,160	42,557
Contract advances and allowances	(333)	(2,103)
Accrued compensation	13,200	(25,063)
Accrued income taxes	(26,042)	19,801
Pension and other postretirement benefits	(33,438)	37,547
Other assets and liabilities	(56,604)	123,048
Cash provided by operating activities	273,592	372,307
Investing Activities
Capital expenditures	(96,889)	(122,292)
Acquisition of business, net of cash acquired	—	—
Proceeds from the disposition of property, plant, and equipment	172	7,335
Cash used for investing activities	(96,717)	(114,957)
Financing Activities
Payments made on bank debt	(35,000)	(20,000)
Payments made to extinguish debt	(409,000)	(300,000)
Proceeds from issuance of long-term debt	200,000	—
Payments made for debt issue costs	(1,458)	—
Purchase of treasury shares	(58,371)	(49,991)
Dividends paid	(30,033)	(26,552)
Proceeds from employee stock compensation plans	5,461	5,709
Excess tax benefits from share-based plans	2	23
Cash used for financing activities	(328,399)	(390,811)
Decrease in cash and cash equivalents	(151,524)	(133,461)
Cash and cash equivalents at beginning of year	568,813	702,274
Cash and cash equivalents at end of year	$417,289	$568,813